Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-4

(Form type)

FibroBiologics, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Shares of Common Stock, par value $0.00001 per share	457	(d)	65,447	$15.00	(2)	$981,705	0.0001476	$144.89	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—		—			—	—	—	—	—	—	—

	Total Offering Amounts							$981,705		$144.89
	Total Fees Previously Paid							—		—
	Total Fee Offsets									—
	Net Fee Due									$144.89

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering such additional indeterminate number of ordinary shares as may become issuable as a result of share splits or share dividends.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(d) under the Securities Act of 1933, as amended (the “Securities Act”), based on a market value per share reference price of $15.00.